Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statements (No.333-274450 and 333-277841) on Form S-8 of our reports dated April 28, 2026, relating to the financial statements of AIFU Inc. (formally known as “AIX Inc.” and “Fanhua Inc.”) and the effectiveness of AIFU Inc. (formally known as “AIX Inc.” and “Fanhua Inc.”) internal control over financial reporting, appearing in this Annual Report on Form 20-F for the year ended December 31, 2025.

Singapore

April 28, 2026

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